Exhibit  (3)(i)  Articles  of  Incorporation

                            ARTICLES OF INCORPORATION

                                       OF

                            COMMUNITY WEST BANCSHARES


                                    ARTICLE I

     The  name  of  this  corporation  is:

                            COMMUNITY WEST BANCSHARES


                                   ARTICLE II

          The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.


                                   ARTICLE III

          The name and complete business address in the State of California of this corporation's initial agent for service of process is:

                                C. RANDY SHAFFER
                            COMMUNITY WEST BANCSHARES
                              5827 HOLLISTER AVENUE
                            GOLETA, CALIFORNIA 93117


                                   ARTICLE IV

          This corporation is authorized to issue only one class of shares of stock which shall be designated common stock, no par value per share; and the total number of shares which the corporation is authorized to issue is 10,000,000.


                                    ARTICLE V

          (a) The liability of directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.



          (b) The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by
Section 317 of California Corporations Code subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.

          (c) The corporation is authorized to purchase and maintain insurance on behalf of its agents against any liability asserted against or incurred by the agent in such capacity or arising out of the agent's status as such from a company, the shares of which are owned in whole or in part by the corporation, provided that any policy issued by such company is limited to the extent provided by applicable law.

          (d)     Any amendment, repeal or modification of any provision of this
Article V shall not adversely affect any right or protection of an agent of this corporation existing at the time of such amendment, repeal or modification.

                                             /S/Arthur  A.  Coren,  Incorporator
                                                --------------------------------
                                                Arthur  A.  Coren,  Incorporator